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                                  EXHIBIT 99.2


                              [PHAMIS LETTERHEAD]


                                                                   July 31, 1996


To Our Shareholders:

     Your Board of Directors recently adopted a shareholder rights plan by declaring a distribution of one Right on each outstanding share of PHAMIS Common Stock. Each right will initially entitle stockholders of record on July 31, 1996 to buy one one-thousandth of one share of PHAMIS Series A Junior Participating Preferred Stock, at an exercise price per one one-thousandth share of $105. The Rights will not be exercisable, however, unless some person or group acquires 15% of PHAMIS Common Stock or makes a tender or exchange offer for such amount of the Common Stock. Stockholders exceeding such ownership limit at the adoption of the plan will not trigger the exercise of the Rights.

     The Rights are designed to permit PHAMIS shareholders to benefit from the long-term value of the Company and to assure that stockholders receive fair and equal treatment in the event of a hostile takeover of the Company. In fashioning the Rights, your Board was concerned with protecting PHAMIS shareholders against being rushed into selling their shares or being forcibly squeezed out of their equity investment at an unfair price in the event of a hostile takeover attempt by any person or group, and certain control shareholder abusive tactics. The Rights are not being distributed in response to any specific effort to acquire control of the Company.

     The Rights Plan is being adopted in order to assure the ability of the board to protect your interests. The Rights are not intended to prevent a takeover of the Company and will not do so. However, they should deter any attempt to acquire the Company in a manner or on terms not approved by the Board.

     The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can presently trade the Company's shares. However, shareholders may, depending upon their individual circumstances, recognize taxable income when the Rights become exercisable.

     The Rights will be issued on July 31, 1996 to shareholders of record on that date and will expire in ten years. Initially, the Rights will not be exercisable, certificates will not be sent to you, and the Rights will automatically trade with the common shares. However, ten days after a person or group either acquires 15% or more of the Company's shares, or announces an offer the consummation of which would result in such person or group owning such number of the shares (even if no purchases actually occur), the Rights will become exercisable and separate certificates representing the Rights will be distributed. We expect that the Rights will begin to trade independently from the Company's shares at that time. At no time will the Rights have any voting power.

     When the Rights first become exercisable, a holder will be entitled to buy from the Company one one-thousandth of a share of a new series of preferred stock for $105. If the Company is involved in a merger or other business combination, or sells 50% or more of its assets or earning power, at any time after the Rights become exercisable, the Rights will be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each Right. Also, if any person or group acquires 15% or more of the Company's outstanding common stock the Rights will entitle a holder to buy a number of additional shares of common stock of PHAMIS having a market value of twice the exercise price of each Right.

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     At the time some person or group acquires 15% or more of the Company's shares, the Rights held by the person or group will automatically become void and not exercisable by anyone thereafter.

     For example, at an exercise price of $105 per Right, each Right not owned by a person who has acquired 15% or more of the Company's shares (or by certain related parties) would entitle its holder to purchase $210 worth of Company common stock for $105. Assuming that the common stock had a per share value of $21 at such time, the holder of each valid Right would be entitled to purchase ten shares of common stock for $105.

     The Rights may be redeemed by the Board of Directors at $.01 per Right up until ten days after the accumulation, through open-market purchases, a tender offer or otherwise, of 15% or more of the Company's shares by a single acquiror or group and thus they should not interfere with any merger or business combination approved by the Board of Directors prior to that time.

     In declaring the Rights dividend, we have expressed our confidence in the future and our determination that you, our shareholders, be given every opportunity to participate fully in that future.

                         On behalf of the Board of Directors,



                         Frank T. Sample,
                         President and Chief Executive Officer

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